Exhibit 99.2

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RadNet, Inc.

Third Quarter 2023 Financial Results Conference Call

November 9, 2023

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C O R P O R A T E P A R T I C I P A N T S

Dr. Howard Berger, President and Chief Executive Officer

Mark Stolper, Executive Vice President and Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Jack Slevin, Jefferies

Nathan Malewicki, Raymond James

Larry Solow, CJS Securities

Jim Sidoti, Sidoti & Company

Brandon Carney, B. Riley Securities

Rishi Parekh, JPMorgan

Ed Kressler, TPG Angelo Gordon

P R E S E N T A T I O N

Operator

Good day, and welcome to the RadNet Third Quarter 2023 Financial Results Conference Call.

All participants will be in a listen-only mode. (Operator instructions) After today’s presentation, there will be an opportunity to ask questions. (Operator instructions) Please note this event is being recorded.

I would now like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer. Please go ahead.

Mark Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s third quarter 2023 financial results.

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Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2022.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger

Thank you Mark. Good morning, everyone, and thank you for joining us today.

On today’s call, Mark and I plan to provide you with highlights from our third quarter 2023 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Let’s begin.

I am very pleased with our performance in the third quarter. Strong procedural volumes primarily contributed to the growth of revenue in the third quarter. As compared with last year’s third quarter, aggregate procedural volumes increased 8.6% and same-center procedural volumes increased 4.2%. These metrics drove an increase to consolidated revenue of 14.8% from last year’s third quarter. The consolidated revenue of $402 million was the highest third quarter revenue in our Company’s history. The revenue in the third quarter was $1.7 million less than that of the second quarter of this year. We had one less work day in the third quarter, as compared with the second quarter. However, the average revenue per day in the third quarter exceeded revenue per day in the second quarter, a trend that has continued into the fourth quarter. The challenge remains servicing the heavy demand we have been experiencing in most of our local markets, many of which have significant scheduling backlogs.

Adjusted EBITDA performance was also very strong in the third quarter. In concert with strong revenue, this was a result of aggressive and active expense management, despite a challenged labor market and inflationary pressures. Relative to the third quarter of last year, Adjusted EBITDA from the imaging centre reporting segment increased 20.3% to $60.4 million for the quarter. The continuation of these trends into the fourth quarter encourages us to raise 2023 Adjusted EBITDA guidance for the third time this year.

The Artificial Intelligence Division continues to gain momentum. AI revenue has more than tripled from last year’s third quarter, and sequentially, relative to the second quarter, grew over 21% on roughly the same number of centres offering our Enhanced Breast Cancer Detection, or EBCD, service. This is indicative of wider patient enthusiasm within our East Coast operations, where adoption rates are approaching 35%. Subsequent to the end of the quarter, we began implementing EBCD in Southern California, and expect that we will be fully deployed in all centres by the end of the first quarter of 2024.

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We continue to receive very positive feedback from our patients, referring physicians and radiologists. Over 500 cancers have been diagnosed that otherwise would have gone undetected, while at the same time callback rates have been significantly lower and radiologist productivity and accuracy has been increased. An immense amount of data has been collected, which we will be sharing with payors in support of eventually receiving third-party reimbursement for this service.

Aside from the clinical AI tools, we continue to advance efforts in generative AI, focused on driving efficiency and cost savings in RadNet’s business processes, which will impact contact centers, patient scheduling, insurance verification and revenue cycle functions. The objective is to place into service some of these generative AI tools beginning in the second quarter of 2024. Currently, we rely on manual processes to perform functions that can be more accurately and efficiently completed with artificial intelligence. We see a future where patients and referring physicians will be able to schedule appointments, be able to verify a patient’s insurance coverage, be able to request radiology reports and images, receive billing and payment information and pay outstanding balances, amongst other things, with significant reduction in manual intervention.

The process of moving the eRAD radiology information and imaging management systems to the cloud has begun. A cloud system will provide our centers and other eRAD customers an ecosystem to host RadNet’s deep.health and third-party AI solutions that can scale the capabilities and functionality of radiology operations. Additionally, a cloud-based solution will provide customers better third-party support, system updates and improved security.

As we continue to advance the eRAD platform and the suite of products and migrate them to the cloud, there is a natural convergence between our radiology informatics and AI solutions. We see a time when customers, including radiology practices, imaging centers and hospitals, will use this platform in a seamless environment to host the critical AI, generative AI and business tools to manage and further their clinical and operational workflow requirements. In the new year, we look forward to discussing more on how we plan to position RadNet’s AI and informatics solutions into an industry-leading digital health platform.

During the third quarter, we expanded our relationship with the Cedars-Sinai medical system, one of the premiere health systems in Southern California. As part of the expanded relationship, we established a new joint venture called Los Angeles Imaging Group, initially, with three locations, as well as broadened our existing two-center joint venture, Santa Monica Imaging Group, to include the contribution of seven additional centers, five of which were contributed by Cedars-Sinai and two from RadNet. The expanded relationship with Cedars-Sinai is designed to increase patient access to outpatient radiology by broadening the ambulatory network of imaging centers throughout Los Angeles, including certain underserved communities. The ventures will streamline and improve patient care by improving workflow, providing better access to records and producing more timely and accurate results for patients and referring physicians. We now have three joint ventures with Cedars-Sinai encompassing 16 locations in the West Side, Downtown and San Fernando Valley areas of Los Angeles.

As an increasing amount of patient volumes are being directed away from expensive hospital-based imaging procedures towards more cost-effective ambulatory outpatient settings, hospitals and health systems are seeking viable, long-term strategies for outpatient imaging. This is leading to increased interest among hospitals and health systems to engage with us in partnerships, discussions and outpatient strategies. RadNet’s current partners are some of the largest and most successful systems in our geographies, including RWJBarnabas, MemorialCare, Dignity Health, LifeBridge, University of Maryland Medical System, Cedars-Sinai, and others. Our hospital and health system partners have been instrumental in increasing our procedural volumes through their relationships with physician partners. Additionally, the joint venture partners are helpful in providing support, if needed, in establishing long-term, equitable outpatient reimbursement rates for our services. After giving effect to the expanded Cedars-Sinai relationship, 130 of our 366 centers, or 36%, are now held within health system partnerships.

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We continue to execute on our de novo development strategy, which we launched almost two years ago. These development projects are located in markets where we have patient backlogs, require additional capacity, or where we currently lack access points to service patient populations in need of RadNet services. While these projects require us to make capital investments above our normal spending, we are confident that these centers will be material contributors to our long-term performance and growth. Approximately a dozen additional centers are scheduled to open throughout 2024 in various markets.

Finally, I would like to comment on RadNet’s liquidity position and financial leverage.

On June 16, we completed an equity offering where we raised $246 million of net proceeds to de-leverage our balance sheet and position us to accelerate growth. This offering, along with strong operating performance, resulted in a net debt to Adjusted EBITDA ratio of approximately 2 times at the end of the third quarter end. We currently have the lowest leverage and strongest liquidity position in our Company’s history. As of September 30, we had $338 million of cash on our balance sheet and were undrawn on our $195 million revolving line of credit.

Our days sales outstanding, DSOs, at June [sic] 2023 was 33.6 days, which we believe to be one of the best in the industry.

While we are committed to growing and expanding our business, we will also continue to follow a disciplined approach to managing our financial leverage. To this end, on October 30, subsequent to the third quarter end, we made a $30 million voluntary prepayment of our term loan, demonstrating our commitment to managing our debt balance and cost of capital within an economic environment that has experienced rising interest rates, inflation, and other macroeconomic challenges.

The lower leverage and cost of capital and stronger liquidity, relative to many other industry operators, position us to capitalize on acquisition opportunities and other business opportunities. We remain patient and disciplined in our approach to acquisition, focused first on our core markets where we bring unique synergies and cost savings.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our third quarter 2023 performance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I’m now going to briefly review our third quarter 2023 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance. I will also provide an update to 2023 financial guidance levels, which were released in conjunction with our 2022 year-end results in March, and which we amended in May upon releasing our first quarter financial results, and again in August upon releasing our second quarter financial results.

In my discussion, I will use the term “Adjusted EBITDA,” which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, and non-cash equity compensation. Adjusted EBITDA includes equity and earnings of unconsolidated operations and subtracts allocations of earnings to non-controlling interest and subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

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With that said, I’d now like to review our third quarter 2023 results.

For the third quarter of 2023, we reported revenue from our Imaging Centers reporting segment of $399.1 million and Adjusted EBITDA of $60.4 million. As compared with last year’s third quarter, revenue increased $49.9 million, or 14.3%, and Adjusted EBITDA increased $10.2 million, or 20.3%. Including revenue from our AI reporting segment of $2.9 million, consolidated revenue was $402 million in the third quarter of 2023, an increase of 14.8% from $350 million in last year’s third quarter. Including a $2.5 million Adjusted EBITDA loss from the AI reporting segment, consolidated Adjusted EBITDA was $57.9 million in the third quarter of 2023, and $45.8 million in the third quarter of 2022, an increase of 26.5%.

For the third quarter of 2023, RadNet reported net income of $17.5 million, as compared with $668,000 for the third quarter of 2022. Diluted net income per share for the third quarter of 2023 was $0.25, compared with a diluted net income per share of $0.01 in the third quarter of 2022, based upon a weighted average number of diluted shares outstanding of 68.8 million shares in 2023, and 57.7 million shares in 2022.

There were a number of unusual or one-time items impacting the third quarter, including the following:

•	$2.3 million loss of non-cash interest rate swaps, net of amortization of the accumulation of the changes in fair value in other comprehensive income;

•	$1.2 of severance paid in connection with headcount reductions related to cost savings initiatives;

•	$16.8 million gain on the contribution of imaging centers into the Santa Monica Imaging Group joint venture with Cedars-Sinai;

•	$1 million expense related to leases for our de novo facilities under construction that have yet to open their operations;

•	$1.3 million of pre-tax losses related to our AI reporting segment net of non-cash adjustments to contingent consideration and intangible AI assets; and

•	$915,000 loss from the revaluation of certain acquisition contingent consideration.

Adjusting for the above items, adjusted earnings from the Imaging Center reporting segment was $9.9 million and diluted adjusted earnings per share was $0.14 during the third quarter of 2023.

Also affecting net income in the third quarter of 2023 were certain non-cash expenses and unusual items, including:

•	$4.3 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; and

•	$746,000 of non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

For the third quarter of 2023, as compared with the prior year’s third quarter, MRI volume increased 11.7%, CT volume increased 10.9%, and PET CT volume increased 17.7%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and all other exams, increased 8.6% over the prior year’s third quarter. On a same-center basis, including only those centers which were part of RadNet for both the third quarters of 2023 and 2022, MRI volume increased 6.9%, CT volume increased 6%, and PET CT volume increased 15.2%. Overall same-center volume, taking into account all routine imaging exams, increased 4.2% over the prior year’s same quarter.

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In the third quarter of 2023, we performed 2,511,019 total procedures. The procedures were consistent with our multi-modality approach, whereby 74.7% of all the work we did by volume was from routine imaging. Our procedures in the third quarter of 2023 were as follows:

•	389,566 MRIs, as compared with 348,912 MRIs in the third quarter of 2022;

•	230,276 CTs, as compared with 207,554 CTs in the third quarter of 2022;

•	15,216 PET CTs, as compared with 12,932 PET CTs in the third quarter of 2022; and

•	1,875,961 routine imaging exams, as compared with 1,742,050 of all these exams in the third quarter of 2022.

Overall GAAP interest expense for the third quarter of 2023 was $16.1 million. This compares with GAAP interest expense in the third quarter of 2022 of $12.4 million. The higher interest cost is predominantly the result of the upsized New Jersey Imaging Network credit facility completed in October of last year in conjunction with NJIN’s acquisition of Montclair Radiology, and a higher SOFR rate on our un-swapped floating rate debt.

Cash paid for interest during the period, which excludes non-cash deferred financing expense and accrued interest, was $19.5 million. Cash paid for interest net of interest earned on our cash balance and interest rate swap payments received from our swap counterparties was $11.7 million for the three-month period ended September 30, 2023, and $41.7 million for the first nine months of 2023.

With regards to our balance sheet, as of September 30, unadjusted for bond and term loan discounts, we had $532.7 million of net debt, which is our total debt at par value less our cash balance. Note that this debt balance includes New Jersey Imaging Network’s debt of $144.4 million, for which RadNet is neither a borrower nor guarantor. This compares with $662.9 million of net debt at September 30, 2022. Our net debt balance is substantially lower than last year, primarily as a result of the stock offering we completed in June of this year. As of September 30, 2023, we were undrawn on our $195 million revolving line of credit and had a cash balance of $338 million.

At September 30, 2023, our accounts receivable balance was $167.7 million, an increase of $1.4 million from year end 2022. Our days sales outstanding, or DSO, remains near the lowest levels in our Company’s history at 33.6 days at September 30, 2023. The flat accounts receivable and low DSO, despite our increased revenue, are the result of improvements in cash collections from patients at the time of service and better performance with respect to avoiding insurance denials, submitting clean claims and obtaining necessary pre-authorizations and insurance verification.

Through September 30, 2023, we had cash capital expenditures, net of asset dispositions and sale of imaging center assets and joint venture interests, of $117.9 million. This excludes $13.6 million of cash capital expenditures at our New Jersey Imaging Network joint venture, $19.8 million of equipment purchased off operating leases with a promissory note, and a $5 million payment to purchase certain software and intellectual property from a vendor.

At this time, I’d like to update and revise our 2023 financial guidance levels, which we released in conjunction with our fourth quarter and year end 2022 results and amended after reporting both our first and second quarter 2023 financial results.

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For total net revenue, our revised guidance range is unchanged at $1.575 billion to $1.610 billion;

For Adjusted EBITDA, we’ve increased our guidance range by $3 million both at the low end and the high end of the range. Our new guidance range for Adjusted EBITDA is between $235 million and $245 million.

For capital expenditures, we increased our guidance range, both at the low end and the high end by $5 million, to $115 million to $125 million to reflect additional capital investments in our de novo facility openings.

For cash interest expense, our guidance remains unchanged at between $45 million and $50 million for the year, and our free cash flow guidance range also is unchanged at between $65 million and $75 million.

For our AI segment, our guidance for both revenue and Adjusted EBITDA remains unchanged. For revenue, we anticipate $11 million to $13 million of revenue for the year, and for Adjusted EBITDA, our guidance range is between negative $11 million and negative $13 million for the year.

I’ll now take a few minutes to give you an update on 2024 reimbursement and discuss what we know with regards to 2024 Medicare rates. As a reminder, Medicare represents about 23% of our business mix.

With respect to Medicare reimbursement, in July, we received a matrix for proposed rates by CPT code, which is typically part of the physician fee schedule proposal that is released about that time every year. At that time, we completed an initial analysis and compared those rates to 2023 rates. We volume-weighted our analysis using expected 2024 procedural volumes.

As you may recall, three years ago CMS moved forward with increased reimbursement for evaluation and management CPT codes which favor certain physician specialties that regularly bill for these services, particularly primary care doctors. CMS proposed doing so with budget neutrality, meaning that it proposed to reallocate reimbursement from physicians who rarely bill for these E&M codes to physicians who regularly bill for these codes. As a result, radiology, and most other specialties, experienced cuts in reimbursement during 2021, 2022 and 2023, cuts meant to be phased in over a several year period. The cuts we faced in 2023 were substantially mitigated by legislation that was passed at the end of last year as part of the Consolidated Appropriations Act.

In this year’s proposal in July governing 2024 reimbursement, Medicare appeared to effectively be phasing in the remainder of the E&M code-related cut avoided last year as a result of the Consolidated Appropriations Act. The cut proposed for 2024 resulted from a decrease in the conversion factor in the Medicare fee schedule by about 3.4%, along with certain minor changes to the RVUs, the relative value units, of certain radiology CPT codes.

Our initial analysis of the proposal implied that RadNet, on roughly $1.6 billion in revenue, would face an approximate $7 million to $9 million revenue hit in 2024 from its Medicare business. Last week, we received the CMS’s final rule governing 2024 reimbursements. Our analysis shows that the final rule is relatively consistent with the proposal in July, and that our revenue will be impacted by the approximately $7 million to $9 million estimate that we had back in July.

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Because the final rule’s decrease in the conversion factor affects all physicians, not just radiologists, there are many lobbying groups from the various medical specialties aggressively opposing the cut. At this time, our experts believe there remains a reasonable likelihood that part of the scheduled cut will be mitigated through Congressional action that could take place later next month, similar to what happened last year.

While the $7 million to $9 million cut to RadNet’s revenue next year is not insignificant, we have reimbursement increases completed or scheduled from capitated and commercial payors that will fully mitigate this Medicare reduction, should it go into effect per CMS’s final rule.

I’d now like to turn the call back over to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger

Thank you, Mark.

We have a lot to be optimistic about as we move into 2024. While we might face headwinds from the $7 million to $9 million Medicare cut and from increasing labor rates, we have numerous growth initiatives that not only should overcome these challenges, but should provide us another year of accelerated growth.

While we will not be issuing formal 2024 guidance until we announce fourth quarter and full year-end results in February, I’d like to end today’s prepared remarks by discussing why we are so excited about 2024, and the growth initiatives that will fuel 2024 performance.

First, as Mark mentioned, we have scheduled rate increases with various commercial and capitated payors that will more than mitigate the anticipated Medicare rate cut. Most payors recognize that we are their partners in moving imaging out of more expensive hospital settings and realize the importance RadNet provides in their outpatient network strategy. We are in the fortunate position that we have tremendous demand, which makes us steadfast in working only with payors that properly value our services.

Second, we anticipate that strong same-center performance will continue throughout 2024. Projecting low- to mid-single-digit growth on the current base of $1.6 billion of revenue, we expect $50 million to $60 million of incremental revenue in 2024, which, by itself, thwarts the Medicare and labor headwinds.

Third, we expect to open approximately a dozen de novo facilities throughout 2024, which are currently in various stages of construction. These new center openings should contribute significantly to growth and profitability in 2024, and beyond, as they have been focused in markets where we are experiencing patient backlogs or where there are identified patient populations that we are currently not servicing. While these centers will open throughout the year, we anticipate each center contributing an average of $3 million to $5 million of additional revenue once mature.

Fourth, we anticipate further progress in the AI and digital health platform. We remain convinced that these technologies will transform both the clinical and operational aspects of all of radiology. By the end of 2024, we could see AI revenue on a run rate that is double our current performance, and it is a realistic objective that we will reach breakeven Adjusted EBITDA for this segment.

Fifth, we anticipate that acquisition activity will accelerate in 2024. We currently have an active pipeline of opportunities and we believe that the higher interest rates and labor challenges will create further consolidation. RadNet’s low leverage and strong liquidity favorably position us to be an industry consolidator.

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Lastly, we expect to drive growth through new and expanded health system joint ventures. As we discussed today in conjunction with the expanded relationship with the Cedars-Sinai medical system in Los Angeles, joint ventures are an increasingly important and attractive growth aspect of our business. We believe that within the next two to three years over 50% of our centers could be held within health system partnerships. We are currently in various stages of development of new and expanded partnerships, which we expect to announce during 2024.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

We will now begin the question-and-answer session. (Operator instructions) At this time, we will pause momentarily to assemble our roster.

Our first question comes from Brian Tanquilut with Jefferies. Please go ahead.

Jack Slevin

Hey, good morning, and thanks for the questions, and congrats on the quarter. It’s Jack Slevin on for Brian. I wanted to start by digging a little deeper on the AI rollout. I appreciate the comments around the timing and having it fully rolled by Q4, but is there any color you can give on sort of early findings there or things you’ve seen as you’ve started to roll it out, you know, what the progress is to date, and maybe performance on adoption, it looks pretty similar to the (inaudible), or a little better?

Dr. Howard Berger

You’re specifically referring to our EBCD product?

Jack Slevin

Yes, that’s right.

Dr. Howard Berger

Okay, got it. I’m sorry. You may have said it, but I’m not certain I heard it. In any event, we’re very enthusiastic about it. We currently, on the East Coast, where we began implementation of this earlier this year, I believe around the April timeframe, are now getting an enrolment from our patients in the range of about 35% of the screening mammography which are eligible for the Early Breast Cancer Detection program. The significance of that is that it is self-pay at this point, so our patients and physicians, both primary care and breast surgeons, realize that the benefit of early detection, perhaps one to two years earlier than could previously been seen, is an important edge to breast cancer detection. In fact, as I mentioned in my prepared remarks, to date, we have identified 500 cancers that would have taken another one to two years before they became clinically evident. So, we’re extremely pleased with that.

I have to admit that the rollout of this program is perhaps more difficult than we anticipated, given the uncertainty that people have, in general, about artificial intelligence, and the need to provide appropriate collateral material and information at the time of service, that has altered our approach, which is helping us gain traction on this. We also began the rollout here in September on the West Coast, which our early results are at least as good as they are on the East Coast, and has benefited from the experience of the past six or seven months, to provide the collateral material and instructional information for patients. So, we expect to have that fully rolled out by the end of the first quarter of 2024.

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Once fully adopted, and even at the rate that we’re currently experiencing, which we expect to increase, we probably will be doing at least 500,000 to 600,000 of our screening mammograms in the EBCD program. I think that gives some magnitude of the potential that we’re expecting, even if the current rate does not increase, but I believe that is very conservative at this point in time.

Another element of this which we are continuing to gain information on, and may, in and of itself, prove important, is a decrease in the recall rate of certain breast mammograms where the suspicion of cancer previously required further diagnostic evaluation, and which, along with the help of our artificial intelligence and a third-party consultation from our senior mammographer radiologist, has reduced the recall rate, and given both a lower cost for these services, as well as greater comfort surrounding the potential diagnosis.

So, the increased cancer detection rate and decreased recall rate data, we are collecting and plan to meet with various payors in order to have them see the importance of this and begin consideration of reimbursement for all women that would go through their insurance.

Jack Slevin

Got it, really helpful, and then one more for me. I appreciate some of the commentary around staffing shortages and labor challenges going forward. Can you just give a little bit more detail on sort of how you think about that labor impact progressing throughout 2024, and any possible mitigation efforts you might have underway?

Dr. Howard Berger

Good question, thank you. We are actively recruiting. Part of the challenges that we’re facing, which are unprecedented in our business, like most of them, are the result of, I believe, the COVID aftereffect, if you will, as well as just an extraordinary demand for our services and fewer people coming into the healthcare system to be trained for this. In that regard, we believe our salaries, which are going to be reflected in our 2024 budget, increases will help us, and are helping us, attract more candidates, and that we’re actively pursuing educational programs, which, while they probably will take some time for us to implement, will allow us to increase the staffing levels that we need in order to expand the hours of operation and demand that we have.

Along with this, and it shouldn’t go unnoticed, is our investment in technologies, which, almost on every type of procedure we’re doing, will reduce the scan times and improve the throughput and workflow, not only for the patients, but our technologists and our radiologists, to make the whole patient journey that much more effective.

So, a combination of investment, adjustments in salary raises, and active recruiting and educational programs, we believe will have a material effect on our ability to capture the additional volumes and demand which we have virtually in every market that we serve.

Jack Slevin

Got it, appreciate, and congrats again on the quarter.

Dr. Howard Berger

Thank you very much. Give our regards to Brian.

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Operator

Our next question comes from Nathan Malewicki with Raymond James. Please go ahead.

Nathan Malewicki

Hey, good morning, and thanks for the question. This is Nat Malewicki stepping in for John Ransom. On the back of the announced JVs and new centers, is there anymore color you can provide us on kind of new center economics and how quick these de novos are to ramp? I know there’s been some color provided on revenue contribution at maturity, but anything else you can give us?

Dr. Howard Berger

I’m not sure exactly of your question. You want to know the ramp-up of the de novo centers or …

Nathan Malewicki

Yes, just what …

Mark Stolper

Yes, I think, Nat, you’re asking about what a typical de novo center might contribute and whether there’s a ramp-up to that contribution once mature, or the maturity process.

Nathan Malewicki

Yes.

Mark Stolper

I think the way you can look at it is—you know, we’ve said that we have about a dozen de novo centers that should open throughout 2024, and if you think of them as being similar in size and scope and breadth of capabilities to the existing RadNet centers, you can think about the average center doing about $3 million to $5 million of revenue, with a contribution pre-corporate of about 20% EBITDA margins and after-corporate kind of in the mid-teens EBITDA contribution after corporate overhead.

Typically, if we’ve done our job correctly and been effective in assessing the demand in a particular market, or if we’re at capacity at a particular center that’s in that market already, or have significant backlog, the ramp-up period of these de novos are pretty short, and we think after a couple of quarters, we should be at full maturity of these centers.

Like our investors who are listening to this call, we have a portfolio of these types of opportunities and some will outperform our projections and our initial ramp-up, some will lag behind, we’re not perfect every time, but we are, as Dr. Berger mentioned, experiencing heavy volumes at virtually all of our local markets and we’re struggling not with getting patient demand, but actually getting them in the door and servicing them. So, that bodes well for a faster-then-typical ramp-up for a lot of these de novo facilities.

Nathan Malewicki

Helpful, thank you, and then just a follow-up on de novos and JVs. I’m just wondering if you could provide some color on kind of the makeup of the remaining pipeline, or those 12 de novos to open next year, are those folks in California or the Mid-Atlantic, and then any color you can provide past 2024 on the strategy would be helpful?

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Dr. Howard Berger

Yes, I think for the sake of this conversation, about half of the de novos for next year are on the East Coast and the other half on the West Coast. Some of them are in joint ventures, particularly on the East Coast, where we’re expanding our relationship with RWJBarnabas in our New Jersey Imaging Network Division, as well as the University of Maryland Medical System, that could lead to state-wide opportunities that we would pursue with the University of Maryland Medical System. On the West Coast, most of the joint ventures are in areas that are also with some of our joint venture partners, like in Orange County, with the Memorial health system, and some in more of the rural areas, where the demand continues to grow and where RadNet currently, and the entire market that we’re looking at, is underserved from the standpoint of imaging services.

I think de novos really should be taken into consideration for RadNet not as just a greenfield or a startup, where it may take two to three years to develop kind of significant contribution from that effort, but, as Mark mentioned here, we expect within two to three quarters, at the most, to ramp up the performance of these centers, which means that most of the centers that we’re talking about, the dozen centers that we’re talking about, will provide some EBITDA and significant revenue impact in 2024.

Nathan Malewicki

Awesome. Thanks, guys.

Operator

The next question comes from Larry Solow with CJS Securities. Please go ahead.

Larry Solow

Great, thanks, guys. Just to follow up on the—it sounds like—Howard, you mentioned you actually had—your average revenue went up sequentially quarter-over-quarter, and that kind bucks the normal seasonality, which I think, from most discussions I’ve had with the healthcare companies, I think seasonality kind of did come back this year. Maybe we didn’t have it for a couple of years with COVID, but pretty impressive to go right through that. My question is—it sounds like you’re operating more at a supply constraint at some of your centers just because of just not enough scheduling time in the day. It may be not labor issue, but more just an absolute capacity and just filling in some of these areas with some of these de novos will alleviate that. Is that kind of fair to say, and that’s really—it sounds like the strategy on the de novo said.

Dr. Howard Berger

Yes, I think that’s primarily correct, but I will tell you that the staffing shortage is still substantial enough, where, if we can be more successful in our recruiting efforts, there is a lot of additional volume that we can push through our imaging centers. We currently don’t operate many of our centers, particularly for those procedures that are in highest demand. I’m talking about MRI, particularly, and mammography. We can’t operate those with the current centers, given the fact that we just don’t have enough staffing. We’ve made significant improvement and progress in that, and I think that is, in large part, due to the success in the third quarter, and which we’re seeing accelerate even into the fourth quarter. I’d like to be more optimistic here, but it’s a slow process, because not do we have to only find the staffing, we then have to integrate them into the RadNet system, which can take two, three months sometimes of training on our equipment and our procedures. So, this is going to be an ongoing process, I think, really, for the long term here, both because there’s a shortage and, given the shortage, there’s a lot of demand not just by us, but by other providers in our markets. But, I think our particular business model, and I think with the addition of all of the AI and generative AI tools that we will be implementing, also, next year, it’ll make the RadNet system an even more attractive place for us to recruit employees both at the professional and the non-professional level.

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Larry Solow

Great, I appreciate all that color, and just in terms of the expanded partnership or JV with Cedars-Sinai, it looks like—and maybe Mark, you can answer it—it looks like there was no cash in the deal, it looks like it’s just structured as an asset swap. Can you maybe just give us a little more—or an asset contribution, you’re both contributing the same amount of assets. Can you maybe just give us a little—walk us through that (inaudible)?

Mark Stolper

Yes, sure. I think that’s an accurate statement or premise in your question. We structured it with—when you contribute assets, whether it’s Cedars-Sinai contributing assets into the joint venture or RadNet contributing assets, we have an outside third-party valuation done to fair market value the assets being contributed. What we did with Cedars, because we had two different joint ventures, one being expanded and one being created, we were able to equalize the equity—the resulting equity stakes of each of the partners in terms of their membership interest in these, in order to, essentially, not have a lot of cash changing hands. In one situation, Cedars was buying up. In the other situation, we were—RadNet was buying up in another joint venture in such a way where less than $1 million of debt cash actually changed hands between the two parties.

Dr. Howard Berger

Yes, I’d like to amplify on this, because in the joint ventures, particularly the one with Cedars, which we’re particularly proud of, it’s not just really about how the joint venture comes together. It’s really about the partnership and the commitment that the health system—in this case Cedars—is making to RadNet. Cedars has really looked to RadNet as their outpatient partner throughout Southern California, and with that will come a lot of volume that they’ve currently been doing in the hospital and will be shifted over to the joint venture, so that they can accommodate more acute care medicine in the hospital and where the outpatient imaging is really done in a much more convenient and comfortable atmosphere for their patients. While we initially put the partnership together, or expanded it in this case, based on current activities, it’s really the prospects of moving the outpatient imaging for all of Cedars into the RadNet system, even in centers where they may not be part of the joint venture, as Cedars looks to cast its shadow way beyond the physical confines of their hospitals and become a major player in delivery of healthcare throughout Southern California. So, for us, this is a lot more of a strategic relationship than it was just looking at the current financial relationship.

As I said, we’re extremely proud of this, given that Cedars was in U.S. news, in World Report, I think it was, this year, anointed as the number two health system in the country, only behind the Mayo Clinic, and they’re looking to us to develop their outpatient strategy and adoption of artificial intelligence to be implemented for the screening tools that we have throughout their system and in Southern California. So, I think we have to look beyond just what the immediate assets that were contributed and look at the fact that the contribution from Cedars will be far beyond what we are currently doing today.

Larry Solow

Got you, and I appreciate all that color. If I can slip one more in, just on pricing. It sounds like, commercially, you guys maybe got a little momentum on your side. I know it’s not like flipping a switch, you got, I guess, go to each payor and negotiate pricing and new contracts, but it sounds like that’s building, I guess that’s Part A; and then Part B, does the physician fees, the schedule, and their rotation or rebalancing towards primary care, I think 2025, that’s supposed to be kind of done. Is there any kind of—I know it’s the government, you never know what’s going to happen there, but is that kind of—may we have one more after ’24, one more year of cuts? Thanks.

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Dr. Howard Berger

When you say “the government,” we don’t exactly know what the government’s going to do. Are you talking just about healthcare or in general, because I think …

Larry Solow

Yes, no, well, that’s a whole different discussion, but I mean just CMS.

Dr. Howard Berger

I was being a little facetious, I apologize.

Larry Solow

Of course. No, no, I get it.

Dr. Howard Berger

Yes. I think—Mark, you can embellish on this, but I think if they’re true to their word, 2024 may be the last year. However, if they do some mitigation …

Mark Stolper

Correct, it might go into ’25.

Dr. Howard Berger

… go into ’25. This is a question of, you know, do you want to take the medicine all in one gulp or divide it up into two spoonfuls, but either way, we’re going to get hit with it. Yes, we’d like to see it pushed down the road, which the government is famous for, but I’m not certain that that’s going be the case this year given all the other issues and dysfunctionality that currently exists in Washington.

As far as the other part, I think what’s important to emphasize here is the consolidation that we have assiduously followed here over, really, decades now finally has allowed us to have a seat at the table in terms of negotiating pricing with our payors, and for years, we have essentially been—like almost every other physician provider, we have been a price taker, not a price maker. It’s easy for a lot of these payors just to say, “This is what we’re going to pay, take it or leave it,” and I think we have evolved in every one of our markets where we’re willing to say, “Leave it, if you don’t recognize and reimburse us at sustainable rates that allow us to continue, not to make profitability, but to provide the level and quality of service which we have become known for throughout the industry,” and which ultimately benefits them and, to the extent that they care, their members. So, I believe the discussions that we’re having is one that we’ve been doing through the years, but the tenor is different today given that the demand is so substantial that the “leave it” scenario is one that we’re willing to adopt. I don’t want to call it the “nuclear option,” but there needs to be more of a conversation and not this take-it-or-leave-it attitude, and hopefully RadNet will be able to demonstrate to the radiology community, and for that matter to the healthcare community, the importance of fair and reasonable reimbursement rates.

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Larry Solow

Great, thanks Howard, I appreciate all that color.

Dr. Howard Berger

Thank you, Larry.

Operator

Our next question comes from Jim Sidoti with Sidoti & Company. Please go ahead.

Jim Sidoti

Hi, good morning, and thanks for taking the call. A couple quick ones. It sounds like you added a handful of centers in the quarter with this new joint venture, or expanded joint venture. How many total centers do you have right now?

Mark Stolper

Three hundred and sixty-six.

Jim Sidoti

Okay, and then, Howard, I think you made some comments about a little debt paydown in the quarter, but you did raise $250 million or so in cash and it doesn’t seem like you’ve made any big payments to date. Is there more debt paydown coming in the fourth quarter, or are you saving that for acquisitions?

Dr. Howard Berger

Well, we made a $30 million payment, as I mentioned, at the end of October. We could make more, but I think, based on some of the opportunities that we see facing—not facing us, but opportunities that we have, that we’re pursuing in 2024, we’ve decided to keep some of our cash on the balance sheet and determine perhaps later in the fourth quarter, or perhaps even by the end of this year, whether or not we would want to paydown more of that debt. I think we’re just being, like we have been, prudent in our use of cash here. I wouldn’t rule out paying down more of that debt. I also wouldn’t rule out the use of it to expand the Company’s footprint not only in our existing markets, but perhaps in other markets. I’m sure if we elect to paydown more that our lenders would be more than happy to receive the money, so I don’t think we’ll get any resistance if we choose to do more later. I think, also, our lenders, as well as our shareholders, want us to put the capital to work if it can be more helpful in growing the Company and improving our overall performance.

Jim Sidoti

All right, thank you.

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Dr. Howard Berger

Thank you, Jim.

Operator

Our next question comes from Yuan Zhi with B. Riley. Please go ahead.

Yuan Zhi

Hi, this is Brandon Carney on for Yuan. Congratulations on the progress in the quarter, and thanks for hosting us at your flagship New York Imaging Center. Returning to the CMS question, I was just wondering if you could talk a little bit about that from the patient access point of view, and what kind of arguments, like, patient and physician advocacy groups will have going into Congress? I think that you already touched a little bit on your thoughts on their chances for success there, but maybe you can just reiterate that.

Dr. Howard Berger

Well, I liken the advocacy program to the old parable, if a tree falls in the woods, would anybody hear it. We’ve been to Washington and met with numerous, both House and Senate, representatives, or their aides, and while we go through the process, I'm not sure, ultimately, if it has any impact. I think what CMS needs to do is really sit down and revalue primarily the technical component of what we deliver and take into consideration impacts, like inflation, like salary increases, increasing cost of equipment, and other things that they have not revalued, probably, for close to two decades. I think that the sustainability of what Medicare and CMS are doing is ultimately going to hurt the healthcare delivery system and put the Medicare population in jeopardy of not having the access that they need.

As you’ve probably seen, and we see it in our markets here, that the whole development of a concierge-type of practice, where Medicare, and maybe even other insurance payors, are not being taken and it all goes to self-pay, is a trend that I think will continue as long as the system does not recognize the need to make the kind of investments and create a reimbursement atmosphere that will attract the talent and allow for the investment that we, in the U.S., are so capable of doing, and bending the cost curve for the delivery for healthcare. That disconnect just has to change. We saw it change dramatically during COVID, so that we know when the pressure is on to deliver better healthcare, that the government can respond to that, and I think we are in a similar, although less noticeable, crisis right now. Whether we’re that agent of change, or others are agents of change, that change is coming. It’s got to come with other changes in healthcare, where we move to perhaps more value-based medicine for reimbursement, population health, and other things, that will require short-term investments, but we’ll have long-term gains. I think that we’ll always, as a country, suffer through this until the conversation, much as I talked about, becomes a dialog and not just a monolog based on the government’s desire to try to just rearrange the chairs on the deck of the Titanic.

Brandon Carney

Great, thanks for that. It sounds like a longer term view of things. In the near term, do you think the best-case scenario for this year would be that they kick the can down the road to next year, and just in the near term, do you think that year-after-year kicking the can down the road is likely to continue?

Dr. Howard Berger

I guess the best thing to do is kick the can down the road, that’s what the government is famous for, but I think even if you kick that can down the road, it’s a recognition of the fact that, in many aspects, our healthcare system is broke and the sooner we have more of a conversation which truly looks at the root causes and not just tries to, you know, lower access—I’ll give you, perhaps, the best example of this that we have.

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Right now, there is a clear benefit to screening for lung cancer, predominantly, obviously, from smokers. Risk assessment tools have demonstrated that, perhaps, in excess of 15 million Americans are at risk for lung cancer and that there is reimbursement for that, but right now only 6% of the people who are risk-assessed, or even less, are getting the that, and in the VA system, which is effectively a single-payor system, that number is even less than 6%. I think it’s appalling that the opportunity to really change the dynamics and impact of lung cancer, which is the greatest—has the highest mortality rate amongst all cancers, is not something that is aggressively being pursued, and, instead, hurdles are placed for patients who are risk-assed to be able to easily get a lung scan, just as a woman is capable of getting a mammogram by self-referral.

I know I’m kind of stepping on a little bit of thin ice here, because there is controversy about this, but the one place there isn’t controversy is earlier diagnosis leads to better outcomes, and the more that we delay taking the aggressive actions necessary to do earlier diagnosis—and I’m not just talking about lung cancer, I’m talking about all types of long-term, chronic diseases, cardiac diseases, diabetes, etc., which imaging has unique opportunities to be the tool—the agent and the tool of change, need to be adopted in a more urgent and aggressive manner than what any of the payors or the government is currently doing.

Everything is kicking the can down the road, but at some point this will only cause further stress on the system and it’s time just to have all of us put our big boy pants and tackle these issues, because we have the technology to do it, and the fact that we don’t is really reprehensible for all of our healthcare leaders to not take more aggressive action on this.

Brandon Carney

Great, thanks for that. Maybe I can squeeze one more in on Alzheimer’s. Can you give us any updates on preparations going into providing medical imaging needs for those patients as more treatment options come online?

Dr. Howard Berger

Yes, that’s a great question. We expect that there will be a significant increase in imaging as some of the new Alzheimer’s drugs get further adopted. All of us should be aware, just like everything else in healthcare, it's a slow process, but much like the experience that we've had with prostate cancer and the adoption of PET CT scanning, which has fundamentally changed the whole diagnostic and therapeutic approach to prostate, is possible in Alzheimer’s disease. We now have tools to detect it earlier and quantify the benefit of these new drugs, but they come with potential side effects, which imaging can also help identify earlier and more accurately. I expect that over the next couple of years all of the forces inside healthcare will start taking advantage of these new drugs, and imaging will be at the forefront to help make this a more effective tool in diagnosing Alzheimer’s.

Alzheimer’s is probably another underdiagnosed disease, and while the number I hear of 5 million people that have been diagnosed with Alzheimer’s, I think you could probably double that number in people that could be diagnosed earlier before the more severe symptomatology makes the diagnosis more accurate, if you will. While we’re not certain how to build the revenue opportunity into our models at this point in time, I’m confident that sometime in ’24, and probably more in 2025, it’ll have a substantial impact for our imaging network, which, again, is built in the most densely populated areas, where the majority of the Alzheimer’s patients reside, so we expect to see substantial benefits from that, and probably that we can be part of bending that curve in the diagnosis, in the earlier diagnosis and, ultimately, treatment of Alzheimer’s.

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Brandon Carney

Great, thanks for that color, and thanks for taking our questions.

Dr. Howard Berger

Thank you.

Operator

Our next question comes from Rishi Parekh with JPMorgan. Please go ahead.

Rishi Parekh

Hey, thanks for taking my questions. I guess I just have one around your comments that you’re actively looking at acquisitions. There are numerous opportunities, and some of them include failed ventures or failing ventures. Can you just walk us through the characteristics of the acquisitions that you’re pursuing, and if you’re looking at more of the challenged assets, what are you seeing in terms of multiples, given their leverage profiles and given some of the possibility that they’ve either underinvested in their assets or alienated or impaired relationships? Thank you.

Dr. Howard Berger

Big question. Well, first of all, I think, in general, and not just in healthcare, but multiples certainly have come down. I think the days of basically almost zero interest rates created a feeding frenzy, if you will, that allowed certain groups to go out there and be less concerned about how much they were paying for these assets, given that money was almost free. I think the benefit, if you will, of rising interest rates is bringing a little bit more of a commonsense approach to this. Because, healthcare, unlike a lot of other industries, is really unpredictable. Things that we’re looking at today, for example, like labor shortages, continuing deterioration or lowering of reimbursement, are things that we may not have thought about three years ago. So, I think that the multiples are coming down.

We’ve been disciplined and never really got into that kind of an arms race, if you will, and so that’s why I think we’re in a very good position with our leverage really only being about 2 times of our debt, and I think more commonsense, not just from distressed, but all of the assets inside of healthcare, and particularly imaging, will now be a little bit more rational.

For us, the decision-making is really two parts.

Number one, in markets that we’re currently in, can acquisitions add to our network access, which allows us operational and conversational improvement for our reimbursements, and that’s always our first priority. Much like we did last year—yes, it was last year—with Montclair Radiology, which was a big provider in New Jersey, we stretched and made what I think was a very good acquisition for us long term, in terms of our network access and delivery, and buying a very high-quality radiology group.

As opposed to new markets, we are looking at new markets, but there has to be the right dynamic. We’re not interested in going into a market where we buy a single center or two, even if the pricing looks good. We have to have a good platform acquisition to enter a new market and one where there are growth opportunities to add to that, that gives us a very substantial presence in that market, for the same reasons that we’ve developed that in all the other seven markets that we’re in—or seven states, I should say, that we’re in. We’re in multiple markets beyond just the seven states, but I believe those opportunities will now be more likely because of assets that may be distressed either because people tried their own consolidation and paid more for those assets than they’re worth or they just couldn’t create the kind of consolidation synergies that they thought were there, which we’re far more equipped to deal with.

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As we mentioned in our remarks, I think our liquidity position and leverage allows us to look at opportunities to go into other markets or to potentially take on acquisitions that might significantly bend the curve in terms of RadNet’s presence inside the radiology community.

Operator

Are you done with your questions, Rishi?

Rishi Parekh

Yes, sorry. Thank you.

Operator

You’re welcome. All right, we will move on to our next question, which is from Ed Kressler with TPG Angelo Gordon. Please go ahead.

Ed Kressler

Good morning, and thank you very much for taking the questions, and Rishi partially covered this, but just in terms of the recent equity raise and subsequent deleveraging, at least on a net debt basis, just a little more color on the thought process behind that, please, if you would. Is it related to the de novo opportunity and kind of associated CapEx that’s required there, or is it more of this M&A-driven opportunity that you just spoke to, and the opportunity for even a transformational deal? Then, related to the possibility of a transformational deal, do you have a leverage target that you feel comfortable going to for the right deal? Obviously, we’ve gone through COVID and had some disruption, but kind of pre-COVID, you were kind of 4 times levered versus kind of the 2 times levered you are now. How do you think about leverage in the context of a deal like that? Thank you.

Mark Stolper

Sure. Hi, Ed. I think I’ll take this question. I think, to your question about how we’re looking at our capital structure and deleveraging and how that could potentially change with acquisitions, we’ve been prudent and disciplined, and it’s not been lost on us that interest rates have gone up about 500 basis points in the last 12 to 18 months, and so, as we’ve seen rates go up, we’ve been more and more—we’ve had more and more conviction to try to deleverage the balance sheet. We were very fortunate that we entered into interest rate swaps in 2019, that have shielded us from some of the pain that others are feeling as the base rates have increased so rapidly over the last 18 months.

We did do the equity raise, in part, to deleverage the business and de-risk the capital structure, but we also did that to accelerate growth. As we’ve talked about a lot in our prepared remarks today and in past calls, we’ve got more than a dozen de novo centers in various stages of development, we’re executing on hospital joint ventures, we continue to do the smaller tuck-in M&A transactions in our markets, we’re spending aggressively to increase capacity and improve our technology and our throughput at our centers to meet heavy demand, and we see this as an opportunity to set ourselves apart from other operators in our industry and competitors that we have in our market, where we can advantage ourselves by having the capital and having the liquidity to execute on these types of opportunities when others cannot.

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Now, in terms of the other part of your question about our thoughts of levering up again for a substantial acquisition, I guess our answer is it all depends upon what the acquisition is and what the opportunity is to drive value for our shareholders and for our—all our stakeholders, including our lenders. I think there would be an opportunity to do something on a larger scale for the right deal. I think our Management Team and the level of infrastructure that we have can support a much larger platform, and we can grow this business substantially in the future without essentially building up our corporate infrastructure much larger than it is today. I think we’ve also, over several decades of operating this business, have come to a model that we think is the model that works and can scale in this industry effectively, so we would be interested in growing this business, and that capital that we raised in June of this year, I think positions ourselves to do something on a larger scale.

Would we take on a little bit more leverage and a little bit more capital structure risk to do something like that? I think the answer is, yes, we’re willing to do it, to a point. I think the days of being 5, 6 times levered, particularly in a capital-intensive business, like the one we’re in, are behind us, because interest rates today don’t lend themselves to having that type of leverage, but we would potentially take on additional leverage if we could convince ourselves that in a reasonable time period, meaning 12 to 24 months, we could deleverage the capital structure through synergies and efficiencies with whatever transaction we were contemplating.

Dr. Howard Berger

(Inaudible)

Ed Kressler

Great, thanks so much for that color. Oh, I’m sorry, Dr. Berger.

Dr. Howard Berger

Yes, that’s okay. I just want to add a comment. I think Mark was spot on here. There’s three things that really allow us to potentially look at something transformational.

One is where the synergies coming from. If we can’t find synergies, then I don’t believe it’s possible to think of a large transformational acquisition, because the need to leverage down is critical to RadNet’s philosophy. So, synergies become probably the single most important driver. As opposed to what I’ve seen other people do, when we do due diligence and find synergies, we’re going to have to have an extraordinary degree of confidence that those can be achieved. That’s number one.

Number two, we have tender now, which we didn’t have before, in the value of our stock. That would have to be a component of any transaction to avoid leveraging up the Company beyond levels that we’re comfortable with.

But, the third one that I want to mention is the fact that we have committed to a substantial investment and transition inside RadNet to artificial intelligence, both on the clinical and operational side, will allow us, as RadNet performs today and into the future, as well as taking on other expanded relationships, whether they’re with our joint venture partners, new acquisitions or something transformational, that will allow us to run the Company in a way that doesn’t burn us, like it does today, with the need for more and more human capital. So, our AI capital becomes really the driver in our ability to take the almost 400 centers that we’ll have by early next year and create a sizeable business beyond that.

I want to leave everybody with that commitment on the part of RadNet to make the investments that will not only make RadNet a bigger and better company, but which will have ultimately enormous benefit to the most important asset we have, and that’s our customer base, our patients. I think we’re in a much different place today than we were even a year ago, and I think that the future for RadNet and all of it’s employees and shareholders is very rosy.

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Ed Kressler

Thank you so much for all the color.

Operator

This concludes the question-and-answer session. I would like to turn the conference back over to Dr. Berger for any closing remarks.

Dr. Howard Berger

Thank you again, and I would like to take the opportunity to thank all of our shareholders for their continued support, and particularly the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all of our stakeholders. Thank you for your time today, and I look forward to our next call. Good day.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now all disconnect.

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